Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces
Second Quarter 2020 Financial Results

Net Investment Income of $0.38 Per Share and Net Increase in Net Assets of $0.69 Per Share
DECLARES THIRD QUARTER 2020 DISTRIBUTION OF $0.36 PER SHARE
Menlo Park, Calif., August 5, 2020 - TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, today announced its financial results for the second quarter ended June 30, 2020 and the declaration by its Board of Directors of its third quarter 2020 distribution of $0.36 per share.

Second Quarter 2020 Highlights

▪	Earned net investment income of $11.5 million, or $0.38 per share;

▪	Net increase in net assets of $21.2 million, or $0.69 per share;

▪	Recorded $19.4 million from the realization of warrant and equity gains from the sale of CrowdStrike, Inc. shares, with 56,747 shares still held as of June 30, 2020;

▪	Net asset value of $405.5 million, or $13.17 per share, at June 30, 2020, an increase of 2.7% from prior quarter;

▪	Signed $92.9 million of term sheets with venture growth stage companies at TriplePoint Capital LLC (“TPC”), and TPVG closed $13.9 million of new debt commitments to venture growth stage companies;

▪	Funded $20.5 million in debt investments to seven portfolio companies with a 14.4% weighted average annualized portfolio yield at origination;

▪	Achieved a 13.7% weighted average annualized portfolio yield on total debt investments for the quarter;

▪	Realized a 11.5% return on average equity, based on net investment income during the quarter;

▪	Ended the quarter with a 0.75x leverage ratio;

▪
The Company’s investment adviser, TriplePoint Advisers LLC (the “Adviser”), provided TPVG with an unsecured revolving credit line of up to $50.0 million, with $25.0 million available at close (and an accordion feature for an additional $25.0 million), subject to approval by the Adviser; and

▪	Declared a third quarter distribution of $0.36 per share, payable on September 15, 2020; bringing total declared distributions to $9.60 per share since the Company’s initial public offering.

Year to Date 2020 Highlights

▪	Earned net investment income of $23.8 million, or $0.78 per share;

▪	Paid distributions of $0.72 per share;

▪	Signed $172.4 million of term sheets with venture growth stage companies at TPC, and TPVG closed $116.5 million of new debt commitments to new and existing venture growth stage companies;

▪	Funded $99.3 million in debt investments to 15 portfolio companies with a 13.6% weighted average annualized portfolio yield at origination;

▪	Achieved a 13.2% weighted average annualized portfolio yield on total debt investments;

▪	Raised $78.2 million of net proceeds from the public issuance of 5.75 million shares of common stock;

▪	Raised $70.0 million in aggregate principal amount from the private issuance of 4.50% institutional notes due 2025, initially assigned a BBB rating by DBRS, Inc.; and

▪	Undistributed taxable earnings of $8.9 million, or $0.29 per share, as of June 30, 2020.

“Our second quarter results demonstrate our unique venture growth stage lending approach, the experience of our team, and the high quality of our portfolio companies,” said Jim Labe, chairman and chief executive officer of TPVG, adding, “While there remains uncertainty in the global economic environment, we will continue to focus on our investment portfolio and to deploy our capital in a disciplined fashion to support venture growth stage companies.”

“We are pleased to realize gains from the sale of a substantial portion of our warrant and equity investments associated with the loan we committed to CrowdStrike, Inc. in 2016,” said Sajal Srivastava, president and chief investment officer of the Company. “These gains highlight the potential for additional returns and net asset value accretion from our investments over the long-term.”

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended June 30, 2020, the Company entered into $13.9 million of new debt commitments with four portfolio companies, funded debt investments totaling $20.5 million to seven portfolio companies, acquired warrants valued at $0.2 million in four portfolio companies and made an equity investment of $0.1 million in one portfolio company. Debt investments funded during the quarter carried a weighted average annualized portfolio yield of 14.4% at origination. During the quarter, the Company had $25.1 million of principal prepayments, and $12.1 million of scheduled principal amortization. The weighted average annualized portfolio yield on total debt investments for the second quarter was 13.7%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period.

As of June 30, 2020, the Company held debt investments with 37 portfolio companies, warrants in 61 portfolio companies and equity investments in 21 portfolio companies. The total cost and fair value of these investments were $708.5 million and $692.9 million, respectively.

Total portfolio investment activity for the three and six months ended June 30, 2020 and 2019 was as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Beginning portfolio at fair value	$713,155	$457,695	$653,129	$433,417
New debt investments, net(a)	20,126	71,082	97,151	158,721
Scheduled principal amortization	(12,134)	(8,367)	(17,947)	(21,327)
Principal prepayments and early repayments	(25,105)	(42,551)	(26,105)	(100,104)
Accretion of debt investment fees	4,266	1,741	8,048	4,976
Payment-in-kind coupon	2,764	291	3,616	1,062
New warrant investments	153	710	1,227	2,524
New equity investments	125	1,662	1,545	2,162
Proceeds and dispositions of investments	(20,658)	20	(20,658)	(302)
Net realized gains (losses) on investments	1,277	(17)	988	(46)
Net unrealized gains (losses) on investments	8,884	13,755	(8,141)	14,938
Ending portfolio at fair value	$692,853	$496,021	$692,853	$496,021
_____________

(a)	Debt balance is net of fees and discounts applied to the loan at origination.

SIGNED TERM SHEETS

During the three months ended June 30, 2020, TPC entered into $92.9 million of non-binding term sheets to venture growth stage companies. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company.

UNFUNDED COMMITMENTS

As of June 30, 2020, the Company’s unfunded commitments totaled $180.4 million, of which $33.3 million was dependent upon portfolio companies reaching certain milestones. Of the $180.4 million of unfunded commitments, $151.3 million will expire during 2020 and $29.0 million will expire during 2021, if not drawn prior to expiration. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

RESULTS OF OPERATIONS

Total investment and other income was $23.8 million for the second quarter of 2020, representing a weighted average annualized portfolio yield of 13.7% on total debt investments, as compared to $18.9 million and 16.5% for the second quarter of 2019. The increase in total investment and other income was primarily due to higher weighted average principal outstanding on our income-bearing debt investments, partially offset by a lower effective yield due to lower prepayment activity and a decrease in the Prime Rate. For the six months ended June 30, 2020, the Company’s total investment and other income was $44.6 million, as compared to $36.4 million for the six months ended June 30, 2019, representing a year-to-date weighted average annualized portfolio yield on total debt investments of 13.2% and 16.4%, respectively.

Operating expenses for the second quarter of 2020 were $12.3 million as compared to $8.8 million for the second quarter of 2019. Operating expenses for the second quarter of 2020 consisted of $4.3 million of interest expense and amortization of fees, $3.2 million of base management fees, $2.9 million of income incentive fees, $0.6 million of administration agreement expenses and $1.3 million of general and administrative expenses. Operating expenses for the second quarter of 2019 consisted of $3.0 million of interest expense and amortization of fees, $2.1 million of base management fees, $2.5 million of income incentive fees, $0.4 million of administration agreement expenses and $0.8 million of general and administrative expenses. The Company’s total operating expenses were $20.9 million and $16.4 million for the six months ended June 30, 2020 and 2019, respectively.

For the second quarter of 2020, the Company recorded net investment income of $11.5 million, or $0.38 per share, as compared to $10.1 million, or $0.41 per share, for the second quarter of 2019. The increase in net investment income between periods was driven primarily by an increase in total investment and other income due to higher weighted average principal outstanding on our income-bearing debt investments. Per share net investment income decreased between periods due to a larger number of weighted average shares outstanding in 2020 as a result of the Company’s equity offering in January 2020. Net investment income for the six months ended June 30, 2020 was $23.8 million, or $0.78 per share, compared to $20.0 million, or $0.81 per share, for the six months ended June 30, 2019.

During the second quarter of 2020, the Company recorded $0.8 million, or $0.03 per share, of net realized gains on investments, consisting of $19.4 million of realized gains from the sale of publicly traded shares held in CrowdStrike, Inc. offset by $18.0 of realized losses from the finalization of asset sales and removal of two obligors rated Red (5) on the Company’s credit watch list, and $0.6 million of other net realized losses. During the second quarter of 2019, the Company recorded net realized losses on investments of $17,000, or less than $0.01 per share.

Net unrealized gains on investments for the second quarter of 2020 were $8.9 million, or $0.29 per share, resulting from the reversal of $18.0 million of previously recorded unrealized losses from the finalization of asset sales and removal of two obligors rated Red (5) on the Company’s credit watch list and by $2.5 million of net unrealized gains from mark-to-market related changes and credit-related adjustments, partially offset by the reversal of $11.6 million of previously recorded unrealized gains associated with the shares of CrowdStrike, Inc. sold during the quarter. Net unrealized gains on investments for the second quarter of 2019 were $13.8 million, or $0.55 per share. The Company’s net realized and unrealized losses were $7.7 million for the six months ended June 30, 2020, compared to net realized and unrealized gains of $14.9 million for the six months ended June 30, 2019.

The Company’s net increase in net assets resulting from operations for the second quarter of 2020 was $21.2 million, or $0.69 per share, as compared to $23.9 million, or $0.96 per share, for the second quarter of 2019. For the six months ended June 30, 2020, the Company’s net increase in net assets resulting from operations was $16.1 million, or $0.53 per share, as compared to $34.9 million, or $1.41 per share, for the six months ended June 30, 2019.

CREDIT QUALITY

The Company maintains a credit watch list with portfolio companies placed into one of five categories, with Clear, or 1, being the highest rating and Red, or 5, being the lowest. Generally, all new loans receive an initial grade of White, or 2, unless the portfolio company’s credit quality meets the characteristics of another risk category.

As of June 30, 2020, the weighted average investment ranking of the Company’s debt investment portfolio was 2.03, as compared to 2.00 as of the end of the prior quarter. During the quarter ended June 30, 2020, portfolio company credit category changes, excluding fundings and repayments, consisted of the following: one portfolio company with an aggregate principal balance of $15.0 million was upgraded from White (2) to Clear (1); one portfolio company with an aggregate principal balance of $10.0 million was upgraded from Yellow (3) to White (2); one portfolio company with an aggregate principal balance of $21.6 million was downgraded from White (2) to Yellow (3); and two portfolio companies with an aggregate principal balance of $17.0 million were removed from Red (5) as a result of the finalization of asset sales. The following table shows the credit rankings for the Company’s debt investments at fair value as of June 30, 2020 and December 31, 2019:

	June 30, 2020			December 31, 2019
Credit Category (dollars in thousands)	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies
Clear (1)	$116,596	17.9%	7	$121,866	20.2%	8
White (2)	415,232	63.6	24	425,016	70.3	23
Yellow (3)	104,205	16.0	4	31,103	5.1	3
Orange (4)	15,000	2.3	1	22,956	3.8	1
Red (5)	1,500	0.2	1	3,577	0.6	3
	$652,533	100.0%	37	$604,518	100.0%	38

NET ASSET VALUE

As of June 30, 2020, the Company’s net assets were $405.5 million, or $13.17 per share, as compared to $332.5 million, or $13.34 per share, as of December 31, 2019.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2020, the Company had total liquidity of $165.0 million, consisting of cash and restricted cash of $23.0 million and available capacity under its revolving credit facility of $142.0 million (which excludes an additional $100.0 million available under the credit facility’s accordion feature), subject to existing advance rates, terms and covenants. The Company also has available capacity under its unsecured revolving credit line provided by the Adviser, of up $50.0 million (which includes $25.0 million available under the facility’s accordion feature), subject to approval by the Adviser.

DISTRIBUTION

On July 30, 2020, the Company’s board of directors declared a quarterly distribution of $0.36 per share for the third quarter of 2020, payable on September 15, 2020 to stockholders of record as of August 31, 2020.

SUBSEQUENT EVENTS

Since June 30, 2020 and through August 4, 2020:

▪	The Company received $29.1 million of principal prepayments generating approximately $1.0 million of prepayment fees and interest income;

▪	TPC’s direct originations platform entered into $43.2 million of additional non-binding signed term sheets with venture growth stage companies;

▪	The Company closed $22.0 million of additional debt commitments; and

▪	The Company funded $3.9 million in new investments.

CONFERENCE CALL

The Company will host a conference call at 5:00 p.m. Eastern Time, today, August 5, 2020, to discuss its financial results for the quarter ended June 30, 2020. To listen to the call, investors and analysts should dial 1 (844) 826-3038 (domestic) or 1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through September 5, 2020, by dialing 1 (877) 344-7529 (domestic) or 1 (412) 317-0088 (international) and entering conference ID 10146187. The conference call will also be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for 30 days after the call.

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.

The Company was formed to expand the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by lending primarily with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including as a result of changes in economic, market or other conditions, the impact of the COVID-19 pandemic and its effects on the Company’s and its portfolio companies’ results of operations and financial condition, and those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

INVESTOR RELATIONS AND MEDIA CONTACT

Abernathy MacGregor Group
Alan Oshiki / Barry Hutton
212-371-5999 | 415-926-7961
aho@abmac.com | brh@abmac.com

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except per share data)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Investments at fair value (amortized cost of $708,540 and $660,675, respectively)	$692,853	$653,129
Cash	19,080	20,285
Restricted cash	3,871	6,156
Deferred credit facility costs	1,035	1,603
Prepaid expenses and other assets	1,999	2,975
Total assets	$718,838	$684,148

Liabilities
Revolving credit facility	$158,000	$262,300
2022 Notes, net	73,709	73,454
2025 Notes, net	69,047	—
Other accrued expenses and liabilities	12,559	15,888
Total liabilities	$313,315	$351,642

Net assets
Preferred stock, par value $0.01 per share (50,000 shares authorized; no shares issued and outstanding, respectively)	$—	$—
Common stock, par value $0.01 per share (450,000 shares authorized; 30,784 and 24,923 shares issued and outstanding, respectively)	308	249
Paid-in capital in excess of par value	412,016	333,052
Total distributable earnings (loss)	(6,801)	(795)
Total net assets	$405,523	$332,506
Total liabilities and net assets	$718,838	$684,148

Net asset value per share	$13.17	$13.34

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Investment income
Interest income from investments	$23,269	$17,896	$43,542	$35,043
Other income	527	1,045	1,095	1,389
Total investment and other income	$23,796	$18,941	$44,637	$36,432

Operating expenses
Base management fee	$3,235	$2,076	$6,010	$3,837
Income incentive fee	2,884	2,530	2,884	5,009
Interest expense and amortization of fees	4,312	3,010	8,474	5,213
Administration agreement expenses	574	353	1,255	775
General and administrative expenses	1,255	849	2,241	1,560
Total operating expenses	$12,260	$8,818	$20,864	$16,394

Net investment income	$11,536	$10,123	$23,773	$20,038

Net realized and unrealized gains (losses)
Net realized gains (losses) on investments	$801	$(17)	$471	$(46)
Net change in unrealized gains (losses) on investments	8,885	13,755	(8,140)	14,938
Net realized and unrealized gains (losses)	$9,686	$13,738	$(7,669)	$14,892

Net increase in net assets resulting from operations	$21,222	$23,861	$16,104	$34,930

Basic and diluted net investment income per share	$0.38	$0.41	$0.78	$0.81
Basic and diluted net increase in net assets per share	$0.69	$0.96	$0.53	$1.41
Basic and diluted weighted average shares of common stock outstanding	30,747	24,827	30,315	24,805

Weighted Average Portfolio Yield on Total Debt Investments

Ratios (Percentages, on an annualized basis)(1)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Weighted average portfolio yield on total debt investments(2)	13.7%	16.5%	13.2%	16.4%
Coupon income	10.1%	10.6%	10.0%	10.6%
Accretion of discount	0.9%	0.8%	1.0%	0.9%
Accretion of end-of-term payments	1.7%	2.3%	1.7%	2.2%
Impact of prepayments during the period	1.0%	2.8%	0.5%	2.7%

U.S. Prime Rate at end of period(3)	3.25%	5.50%	3.25%	5.50%
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(1)
Weighted average portfolio yields on total debt investments for periods shown are the annualized rates of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period.

(2)	The weighted average portfolio yields on total debt investments reflected above do not represent actual investment returns to the Company’s stockholders.

(3)	Included as a reference point for coupon income and weighted average portfolio yield.